Exhibit 4.6

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SHARES PLEDGE AGREEMENT

This Shares Pledge Agreement (the “Agreement”) has been executed today 26 October 2007, by and between the following parties:

1.	Smithfield Romania S.R.L., a company duly incorporated and existing under the laws of Romania, with corporate address in Timişoara, Str. Polonă nr. 4, Etaj 1, Camera 4, Judeţul Timiş, registered in Timiş Trade Registry under No. J35/2260/2004, Unique Registration Code 14842327; and

2.	Smithfield International Investments, Inc., a company duly incorporated and existing under the laws of the State of Delaware, with corporate address in 103, Baynard Build. Wilmington, 3411 Silverside Road Delaware,

(hereinafter Smithfield Romania S.R.L. and Smithfield International Investments, Inc. shall be jointly referred to as the “Pledgors”),

and

3.	Société Générale, a bank duly established under the French law, with registered address at 29 boulevard Haussmann, 75009 Paris, France, acting by and through its branch established in the City and State of New York, United States of America, with its registered office located at 1221 Avenue of the Americas, New York, New York 10021, registration no. 552 120 222 R.C.S. Paris, as agent and trustee for the Secured Creditors (hereinafter the “Security Agent”),

(hereinafter the Pledgors and the Security Agent shall be jointly referred to as the “Parties”),

and

for the purposes of acknowledging and agreeing to comply with the terms of this Agreement,

4.	Smithfield Procesare S.R.L., a company duly incorporated and existing under the laws of Romania, with corporate address in Timişoara, Str. Polonă (Abatorul Freidorf) nr. 4, Judeţul Timiş, registered with Timiş Trade Registry under No. J35/1122/2001, Unique Registration Code 14228239 (the “Subsidiary”),

PREAMBLE

Whereas:

(A)	A Euros 300,000,000 multicurrency revolving facility agreement (the Facility Agreement) has been entered into on 22 August 2006 between, among others, Smithfields Foods, Inc. as the Company, Smithfield Capital Europe BV, as Borrower and other companies of the Group as Guarantors, BNP Paribas and Société Générale Corporate & Investment Banking as Arrangers and Société Générale as Agent and Security Agent (all these terms as defined under the Facility Agreement);

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(B)	Smithfield Romania S.R.L. is the owner of 699 shares in the Subsidiary, representing 99.8572% of the share capital of the Subsidiary;

(C)	Smithfield International Investments, Inc. is the owner of 1 share in the Subsidiary, representing 0.1428% of the share capital of the Subsidiary;

(D)	The Pledgors are together the owners of 700 shares in the Subsidiary, representing 100% of the share capital of the Subsidiary;

(E)	The Parties entered or may enter into other agreements designated in the Facility Agreement as the Finance Documents (which include this Agreement and the Facility Agreement);

(F)	Pursuant to the terms set forth under the Facility Agreement, the Pledgors have undertaken to create a pledge in favour of the Secured Creditors over all of their shares in the Subsidiary as security for the Obligors’ full and punctual compliance with their obligations, whether present or future, under the Facility Agreement, together with all costs and expenses which arise from the protection, conservation and execution of the Secured Creditors’ respective rights deriving from the Facility Agreement, in accordance with the provisions of the Facility Agreement, the Romanian Civil Code, the Romanian Civil Procedure Code and the provisions of the Security Interests Law, as such term is defined below, it is hereby agreed as follows:

1.	Definitions and Interpretations

1.1	Wherever used in this Agreement (including the Preambles and description of the Parties above), the capitalised terms used herein shall have the following meanings:

“Additional Shares”	means all the Shares issued by the Subsidiary after the date hereof to the Pledgors or acquired by the Pledgors after the date hereof;

“Archive”	means the Electronic Archive for Security Interests in Personal Property of Romania;

“Event of Default”	means any one of the events specified in Clause 24 of the Facility Agreement which become an event of default as per the terms set forth thereunder;

“Facility Agreement”	has the meaning ascribed thereto in Preamble (A) of the Agreement;

“Maximum Secured Amount”	has the meaning ascribed thereto in Article 2.3 of this Agreement;

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“Pledge”	means the pledge created under Article 3 of this Agreement;

“Related Rights”	means any dividend or interest paid or payable in relation to any of the Shares and any rights, money or property accruing or offered at any time in relation to any of the Shares;

“Secured Creditors”	means the Finance Parties;

“Security Interests Law”	means Title VI of Romanian Law No. 99/1999 regarding security interests in personal property, as such law may be amended from time to time;

“Security Period”	means the period commencing on the date hereof and ending, subject to Article 16.2 of this Agreement, on the date on which all Secured Obligations shall have been unconditionally and irrevocably paid or discharged in full;

“Secured Obligations”	means each and every obligation, whether present and future, of each Obligor under the Facility Agreement, together with all costs and expenses which arise from the protection, conservation and execution of the Secured Creditors’ respective rights deriving from the Facility Agreement, or which may arise under this Agreement;

“Shares”	means the ownership interests (shares) owned by the Pledgors in the capital of the Subsidiary as evidenced by an excerpt from the relevant Romanian Trade Registry issued no earlier than three (3) Business Days prior to the date of execution hereof, attached hereto as Annex A (or the most recent Annex A substituted therefore pursuant to Article 4.4, if any has been so substituted) and registered in the register of shares maintained by the Subsidiary as evidenced by the certified copy of the excerpt from the register of shares of the Subsidiary attached hereto as Annex B (or the most recent Annex B substituted therefore pursuant to Article 4.4, if any has been so substituted).

1.2.	Any other capitalized term used but not otherwise defined herein shall have the meaning ascribed to them in the Facility Agreement.

1.3.	(a) In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

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(b)	In this Agreement, a reference to a specified Article or Annex shall be construed as a reference to the relevant Article or Annex in this Agreement.

(c)	In this Agreement, a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended from time to time.

(d)	In this Agreement, any reference to “law” without mentioning a specific law means any law, treaty, constitution, statute, legislation, decree, normative act, rule, regulation, or other legislative enactment in any jurisdiction, which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(e)	In this Agreement, any reference to a provision of law is a reference to that provision as from time to time amended or re-enacted.

(f)	In this Agreement, a reference to a “person” includes any person, natural or judicial entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a “person” include its successors in title, permitted transferees and permitted assigns.

(g)	In this Agreement, “including” and “include” shall be deemed to be followed by “without limitation”.

2.	General Covenants on Execution of Secured Obligations

2.1	Each of the Pledgors hereby irrevocably and unconditionally waives:

(a)	any right to require the Secured Creditors or the Security Agent on their behalf to (i) proceed first against the other Pledgor, any of the Obligors, the Subsidiary or any other person whatsoever, or (ii) proceed against or exhaust any security or guarantee given to or held by the Secured Creditors or the Security Agent in connection with the Secured Obligations, or (iii) pursue any other remedy in the Secured Creditors’ or the Security Agent’s power whatsoever; and

(b)	any other rights of objections and defence and all other suretyship defences under applicable law, to the extent permitted by the applicable law.

2.2

Notwithstanding any other provision of this Agreement, in case of any enforcement by the Security Agent, the obligation of paying and discharging the Secured Obligations undertaken under this Agreement will be however limited to the value of the proceeds resulting from the sale of the Shares and, if applicable, of the Additional Shares. For the avoidance of doubt, if the value of

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such proceeds is less than the value of the Secured Obligations, the Secured Obligations shall remain due and payable by the relevant Obligors to the extent they are not paid and discharged with such proceeds.

2.3	For the purpose of Article 15 of the Security Interests Law, the Parties hereby establish in good-faith and further agree that, without limitation on the rights of the Secured Creditors to receive in full the payment of the Secured Obligations, the maximum value of the amount secured and guaranteed pursuant to this Agreement is € 450,000,000 (it being acknowledged that such limit is inserted for the purposes of Romanian law and is not intended to in any way limit or vary the amount recoverable from the Pledgors/Obligors under any Finance Documents in accordance with the terms of such Finance Document) (the “Maximum Secured Amount”).

3.	The Pledge

3.1.	As irrevocable and unconditional security for the payment and performance in full of all Secured Obligations, each of the Pledgors hereby creates in favour of the Security Agent a first rank priority pledge over its Shares, as well as over any Additional Shares issued to or acquired by it (the “Pledge”).

3.2.	The Pledge includes any and all present and future rights, title and interests of each Pledgor in relation to its Shares and to its Additional Shares at any time during the Security Period.

3.3.	The Pledge established hereunder shall remain in full force and effect during the entire Security Period.

3.4.	The obligations of the Pledgors under this Agreement are jointly undertaken.

4.	Registration of the Pledge

4.1	Within three (3) Business Days of the date of this Agreement, the Pledgors shall submit to the Archive all notices, applications and statements necessary for registering the Pledge as a first ranking priority pledge over the Shares in favour of the Security Agent and shall provide the Security Agent with evidence that this obligation has been complied with in the form of a security standard notice issued by the Archive, to be delivered within five (5) Business Days of the date of this Agreement.

4.2	Notwithstanding Article 4.1 above, the Pledgors shall ensure that, within three (3) Business Days of the date of this Agreement, the Pledge shall also be registered with the register of Shares maintained by the Subsidiary, and the Security Agent shall receive a certified copy of the relevant excerpt from such register of Shares evidencing the establishment of the Pledge, within five (5) Business Days of the date of this Agreement.

4.3	Without prejudice to any provision of the Facility Agreement on costs and expenses, the Pledgors agree to pay for, within three Business Days of demand of the Security Agent, all costs and expenses reasonably incurred by the Security Agent in connection with any registration and filing of this Agreement.

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4.4	Within ten (10) Business Days of any of the Pledgors becoming the holder of any Additional Shares in the Subsidiary, the Pledgors shall execute and deliver to the Security Agent an amendment agreement in the form attached hereto as Annex C (the “Amendment Agreement”) to which shall be attached:

(i)	an original excerpt from the relevant Romanian Trade Registry evidencing all of the Shares in the Subsidiary held by the Pledgors (including the Additional Shares which have most recently triggered the operation of this Article 4.4) (the “Substitute Annex A”); and

(ii)	a certified copy of the excerpt from the register of Shares maintained by the Subsidiary evidencing all of the Shares in the Subsidiary held by the Pledgors (including the Additional Shares which have most recently triggered the operation of this Article 4.4) (the “Substitute Annex B”), and, upon the execution of such Amendment Agreement by the Security Agent Annex A and Annex B shall be replaced in their entirety by the Substitute Annex A and the Substitute Annex B respectively. The Pledgors further agree that:

(a)	within three (3) Business Days of the Security Agent executing and delivering to the Pledgors an Amendment Agreement (the “Relevant Date”), the Pledgors shall submit to the Archive all notices, applications and statements (e.g. the request for extension of guarantee – in Romanian, aviz de extindere a garantie) necessary for registering the Pledge as a first ranking priority pledge over the Shares (as the same shall have been amended by the Amendment Agreement and substitution of the relevant Substitute Annex A for Annex A) in favour of the Security Agent and shall provide to the Security Agent relevant evidence that this obligation has been complied with in the form of a security standard notice issued by the Archive, such notice to be delivered within five (5) Business Days of the Relevant Date;

(b)	notwithstanding Article 4.4(a) above, the Pledgors shall ensure that, within three (3) Business Days of the Relevant Date, the Pledge (as amended by the Amendment Agreement) shall be registered into the register of Shares maintained by the Subsidiary, and the Security Agent shall receive from the Pledgors a certified copy of the relevant excerpt from such register of Shares evidencing the establishment of the Pledge within five (5) Business Days of the Relevant Date;

(c)	any Substitute Annex A attached to an Amendment Agreement executed by the Security Agent shall become an integral part hereof to the exclusion of the then current Annex A or Substitute Annex A (as the case may be); and

(d)	any Substitute Annex B attached to an Amendment Agreement executed by the Security Agent shall become an integral part hereof to the exclusion of the then current Annex B or Substitute Annex B (as the case may be).

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5.	Exercise of the Related Rights

Before an Event of Default

As long as this Agreement is in full force and effect and provided that no Event of Default has occurred and is continuing, the Pledgors shall not exercise their voting rights in any manner that would or be likely to (i) cause the Subsidiary to take actions that would be in violation of any applicable law, (ii) to amend or supplement the Constitutional Document of the Subsidiary without having the prior approval of the Security Agent, (iii) pass any resolution to increase the number of the Shares of the Subsidiary or to change the type, rights or form of the Shares or create a new class or type of Shares, (iv) pass any resolution to transform, merge, amalgamate, de-merge, wind up or liquidate the Subsidiary or to reorganize the Subsidiary into another corporate form or the acquisition of any other person, (v) pass any resolution to approve the redemption of any Share, and/ or (vi) pass any resolution or cause any other action that could adversely affect or jeopardize in any way the Pledge or the rights of the Security Agent under this Agreement.

6.	Continuing security

6.1	The Pledge constituted by this Agreement shall:

(i)	be a continuing encumbrance for the due payment and discharge in full of the Secured Obligations and such encumbrance shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations or any other matter or thing whatsoever;

(ii)	extend to cover the ultimate balance due at any time by the Pledgors/Obligors under or in respect of the Facility Agreement; and

(iii)	not be prejudiced by any time or indulgence granted to any person, or any abstention or delay by the Secured Creditors or the Security Agent in perfecting or enforcing any encumbrance, securities, guarantees, or rights or remedies whatsoever.

7.	Additional Security

7.1	The Pledge constituted by this Agreement is in addition to and is not in any way prejudiced or affected by any security, encumbrance, guarantee, indemnity or other right whatsoever now or subsequently held by the Secured Creditors or the Security Agent in respect of all or any of the Secured Obligations.

7.2

The powers conferred to the Security Agent by this Agreement in relation to the Secured Obligations and the Shares, or any part thereof, shall be in addition to and not in substitution for the rights conferred to the Secured

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Creditors or the Security Agent by applicable law except in so far as they are expressly excluded in this Agreement and, where there is any ambiguity or conflict between such rights contained in any such laws and regulations and those conferred by this Agreement, then the terms of this Agreement shall, to the extent permitted by such laws and regulations, prevail.

8.	Obligations Unconditional

The obligations of the Pledgors under this Agreement are unconditional and shall continue until the expiration of the Security Period and will not be affected by any act, omission, or event which, but for this provision, would reduce, release or prejudice any of their obligations under this Agreement or prejudice or diminish those obligations in whole or in part.

9.	Representations and Warranties

In addition to and not as substitute of the representation and warranties given under the Facility Agreement, each Pledgor hereby represents and warrants to each Secured Creditor that, as of the date hereof and on each occasion representations are repeated under the Facility Agreement, all of the following representations and warranties are true and accurate:

(a)	Status

it is duly organised, validly existing and in good standing under the laws of the jurisdiction of its organisation and has all requisite power and authority to carry on its business as now conducted;

(b)	Binding obligations

(i) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to:

(A) applicable bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally; and

(B) any qualifications as to the legal matters contained in the legal opinions issued to the Secured Creditors and the Security Agent in relation to this Agreement;

(ii) this Agreement creates first ranking priority Security over the Shares and that Security is valid and effective, subject to any qualifications as to the legal matters contained in the legal opinions issued to the Secured Creditors and the Security Agent in relation to this Agreement;

(iii) the execution, delivery and performance by it of this Agreement:

(A) do not and will not violate any applicable law or regulation or its charter, by laws or other organisational documents or any order of any Governmental Authority;

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(B) do not and will not violate or result in a default under any indenture, agreement or other instrument binding upon it or its assets, or give rise to a right under any such document to require any payment to be made by it; and

(C) except for the Security created under this Agreement, do not and will not result in:

I. the creation or imposition of any Security on, or in respect of, any of its assets;

II. an obligation on it to grant any Security on, or in respect of, any of its assets; or

III. an obligation on it to enter, or procure that any Finance Party enters, into a security sharing intercreditor or other similar agreement with any other creditor of any member of the Group;

(c)	Power and authority

the execution, delivery and performance by it of this Agreement are within its corporate powers and have been duly authorised by all necessary corporate and, if required, shareholder action;

(d)	Validity and admissibility in evidence

all Authorisations required or desirable:

(i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(ii) to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect;

(e)	Governing law and enforcement

(i) subject to any qualifications as to the legal matters contained in the legal opinions issued to the Senior Creditors and the Security Agent in relation to this Agreement, the choice of the governing law of this Agreement will be recognised and enforced in its jurisdiction of incorporation;

(ii) subject to any qualifications as to the legal matters contained in the legal opinions issued to the Senior Creditors and the Security Agent in relation to this Agreement, any judgment obtained in Romania will be recognised in its jurisdiction of incorporation;

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(f)	No filing or stamp taxes

(i) the execution, delivery and performance by it of this Agreement do not require registration or filing with any Governmental Authority, except for filings referred to in this Agreement;

(ii) under the law of its jurisdiction of incorporation it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Agreement or the transactions contemplated by this Agreement;

(g)	Shares

(i) it has full title to and ownership of all the Shares it holds in the Subsidiary, free and clear of any lien;

(ii) the Shares are fully paid and not subject to any other Security, option to purchase, right of first refusal to purchase or similar rights;

(iii) it has not and will not hold any shares in the Subsidiary other than Shares or Additional Shares;

(iv) the Shares and the Additional Shares shall at any time represent 100% of the issued share capital of the Subsidiary;

(v) no Taxes related to the Shares which are due for payment are unpaid or in dispute unless:

(A) such Taxes that are being contested in good faith by appropriate proceedings and for which it has set aside on its books adequate reserves; or

(B) to the extent that the failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect;

(h)	No proceedings

there are no actions, suits or proceedings by or before any arbitral body, arbitrator, court or Governmental Authority pending against or, to its knowledge, threatened against or affecting it that involve this Agreement, the execution, delivery and performance by it of this Agreement or the Shares.

10.	Covenants

10.1	The Pledgors hereby acknowledge and agree that any of the acts and facts enumerated below puts or may put the Pledge in jeopardy and creates or may create an objective risk that the enforcement of the Pledge be impaired and/or the prospect of the payment be hindered, as contemplated by the provisions of Article 22 paragraph 1 of the Security Interests Law. Therefore, unless otherwise expressly permitted by this Agreement or the Facility Agreement, the Pledgors shall not and hereby covenant that they shall not:

(i)	create or permit to subsist any lien whatsoever on any of the Shares, except for Permitted Encumbrances;

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(ii)	sell, transfer, assign or otherwise dispose of or confer upon any person any other right whatsoever in relation to the Shares or the Additional Shares; or

(iii)	waive any rights in any of the Shares or the Additional Shares, or otherwise do or permit to be done any act or thing which would, or would be likely to, have a Material Adverse Effect or otherwise jeopardise the interests and/or rights of the Security Agent in relation to the Shares and the Additional Shares.

10.2	The Pledgors further covenant:

(a)	to warrant and maintain the Security Agent’s rights hereunder against the claims and demands of any third party and to inform promptly the Security Agent of any claim or demand of any persons in relation to all or any part of the Shares;

(b)	at their expense and at no cost to the Security Agent, to comply with and satisfy all of the provisions of any applicable governmental and exchange control regulations and obtain, comply with and maintain in full force and effect all Authorisations required in connection with this Agreement and/or the transfer of funds hereunder or pursuant hereto;

(c)	to duly and promptly pay any and all Tax incurred or to be incurred in the future on the Shares;

(d)	to duly and within three Business Days of demand pay and/or refund on demand to the Security Agent’s (i) any and all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and registration of this Agreement and (ii) any and all costs and expenses reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, this Agreement (whether arising in or out of court, including but not limited to the costs incurred in the legal representation of the Security Agent with respect to the enforcement of, or the preservation of rights under, this Agreement) and further, to pay any and all Taxes (including stamp taxes and duties) connected with the preparation, execution, registration or enforcement of, or the preservation of rights under, this Agreement, it being understood that the Pledge shall be created without costs to the Security Agent and any present or future Taxes, deductions, withholdings or other charges arising in connection with this Agreement or the security created hereunder shall be borne by the Pledgors; and

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(e)	to promptly and duly execute and deliver to the Security Agent any and all such further instruments and documents as the Security Agent may, acting reasonably, determine that are necessary or required to give effect to the provisions of this Agreement and the rights and powers herein granted to the Security Agent and, to the extent required for the purposes of the foregoing or by applicable law, to cause this Agreement to be duly registered and/or notarised in any applicable jurisdiction (which additional documents and instruments shall themselves constitute Finance Documents). In addition, the Pledgors agree that they will take all steps necessary to keep current the registration of this Agreement with the register of Shares maintained by the Subsidiary.

10.3	The Pledgors hereby irrevocably appoint and constitute the Security Agent as the Pledgors’ true and lawful attorney with right of substitution (in the name of the Pledgors or otherwise) to execute such documents and instruments and to do such acts and things in the name of and on behalf of the Pledgors in order to carry out the provisions hereof.

10.4	The covenants contained in this Article 10 shall remain in full force and effect during the entire Security Period.

11.	Enforcement

11.1	Upon or at any time after the occurrence and continuation of an Event of Default, the Security Agent shall have the right upon notice to the Pledgors and without further demand to enforce all of its rights hereunder and any other rights to which a pledgee may be entitled under the laws of Romania and shall in any case, without limitation to the foregoing, have the right:

(a)	to enforce this Agreement either through (i) a judicial sale of the Shares or any interest therein in accordance with the Romanian Civil Procedure Code without being liable for any losses occasioned by such sale or resulting from postponement thereof (other than for losses resulting directly from its gross negligence), or (ii) through the relevant procedure established by the Security Interests Law; and

(b)	to recover from the Pledgors, on demand, all expenses, payments and disbursements, including legal fees, whatsoever incurred by the Security Agent in connection with the preservation or exercise by it of any of its rights under this Agreement, together with interest thereon, from the date when such expense, payment or disbursement was incurred by the Security Agent until the date of actual payment.

11.2	In case the Security Agent chooses to enforce the Pledge under the relevant procedure established by the Security Interests Law, without limitation to the foregoing, the Security Agent shall have the right to:

(a)	take possession of the Shares and of the Additional Shares by transfer of title on the Shares and Additional Shares or in any other way

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permitted under the Romanian law to allow the Security Agent to complete the enforcement against the Pledgors. This provision constitutes an irrevocable consent of the Pledgors to the transfer of the Shares and of the Additional Shares and such transfer will be allowed for the Security Agent to either have the Shares and the Additional Shares appropriated by it or to proceed to a subsequent transfer to third parties. In order to ensure the validity of the transfer, the Parties agree that such transfer shall be deemed to be made at the Fair Market Value of the Shares and Additional Shares as defined in Article 11.3 below.

Notwithstanding the foregoing, it is hereby understood that should the Shares and the Additional Shares be appropriated by the Security Agent the value of the Shares and of the Additional Shares applied in or towards satisfaction of the Secured Obligations shall be the Fair Market Value established by the Valuer appointed in accordance with Article 11.3(b).

In case of transfer to third parties, the value of the Shares and of the Additional Shares applied in or towards satisfaction of the Secured Obligations shall be the price obtained for the Shares and the Additional Shares respectively, based on the Fair Market Value of the Share or Additional Share respectively, as starting point of the sale.

(b)	subject to five (5) days prior written notification to the Pledgors and following initiation of the self-enforcement procedure of the Shares and of the Additional Shares in accordance with the art. 71 of the Security Interests Law, at their discretion:

(i)	sell or otherwise dispose of the Shares and of the Additional Shares (or any of them) by public auction, private tender, private sale or otherwise, as may be determined by the Security Agent and whether or not any of the Shares and the Additional Shares are in the possession of any third party; or

(ii)	appropriate the whole or any part of the Shares and the Additional Shares in or towards the satisfaction of the Secured Obligations. The Parties hereby agree for the purposes of the art. 73 of Title VI, Chapter V of the Security Interests Law that the Security Agent may appropriate the Shares and the Additional Shares, without first giving the opportunity to third parties to participate in the sale; and

(c)	recover from the Pledgors, on demand all expenses, payments and disbursements whatsoever reasonably incurred by the Security Agent in or about or in connection with the exercise by them of any of their rights under this Agreement together with interest thereon at the default interest rate, as established in the Facility Agreement, from the date when such expense payments or disbursements were incurred by the Security Agent until the date of payment.

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11.3	If the Security Agent elects to appropriate the Shares and the Additional Shares pursuant to Article 11.2(b)(ii), the fair market value (hereunder, the “Fair Market Value”) of the Shares and of the Additional Shares applied in or towards satisfaction of the Secured Obligations shall be determined:

(a)	by agreement between the Security Agent and the Pledgor within 30 days of the notice giving in accordance with Article 11.2(b);

(b)	failing agreement between the Parties contemplated by Article 11.3(a), by a Valuer nominated jointly by the Parties within 5 days following the expiry of the period for agreement between the Parties provided in Article 11.3(a); or

(c)	if the Parties cannot agree on the identity of the Valuer, by an internationally recognised Valuer appointed by the Security Agent in its sole discretion.

11.4.	IN CASE OF DEFAULT THE CREDITOR (THE SECURITY AGENT) MAY USE ITS OWN MEANS IN ORDER TO TAKE POSSESSION OF THE PLEDGED ASSET (THE SHARES), in Romanian:

“IN CAZ DE NEEXECUTARE CREDITORUL (SECURITY AGENT) POATE FOLOSI MIJLOACELE PROPRII PENTRU LUAREA IN POSESIE A BUNULUI AFECTAT GARANTIEI (PARTILE SOCIALE).”

12.	Successors and Assignment

The Pledgors may not assign or otherwise transfer any rights or obligations under this Agreement, in whole or in part, to any other person or entity.

13.	Indemnity from third party actions

The Pledgors shall indemnify the Security Agent and hold them harmless from and against any and all claims, charges and lawsuits raised and/or submitted by third parties in respect of or relating to the Shares, this Agreement and its enforcement, except to the extent such claim, charge or lawsuit arises out of the Security Agent’s gross negligence or wilful misconduct.

14.	Remedies

14.1.	No failure on the part of the Security Agent to exercise, and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by applicable law or otherwise.

14.2.	The rights and remedies of the Security Agent in relation to any misrepresentations or breach of warranty on the part of the Pledgors shall not

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be prejudiced by any investigation by or on behalf of the Security Agent into the affairs of the Pledgors, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of the Security Agent in connection with this Agreement and which might, apart from this Article, prejudice such rights or remedies.

15.	Notices

Any notice, request or other communication to be given or made under this Agreement shall be in writing and must be given in the manner hereafter specified. Except as otherwise provided in this Agreement, such notice, request or other communication shall be deemed to have been given or made when it shall be delivered by hand, airmail or facsimile to the Party to which it is required or permitted to be given or made, at such party’s address specified below or at such other address as such party designates by notice to the party giving or making such notice, request or other communication (these addresses shall also be set out in the standard registration notice form delivered to the Archive, pursuant to the Security Interests Law):

For the Pledgors:

103 Baynard Building

3411 Silverside Road

Wilmington, DE 19810

Attention: Charles McCarrick

Fax: +1 302 477 1332

For the Security Agent

Société Générale

Commodity and Trade Finance Operations

1221 Avenue of America, New York, NY 10020

Attention: Salvador Rodriguez

Vice President

Fax: + 1 212 787417

16.	Release of the Pledge

16.1	Subject to Article 16.2 hereunder, promptly after the expiry of the Security Period (but not otherwise, and, in any case, no later than 40 days thereafter), the Security Agent shall, at the cost of the Pledgors, release the Shares from the Pledge.

16.2	The Security Agent shall not be obliged to release the Shares from the Pledge if any payment received by them in respect of the Secured Obligations or any part thereof might be declared ineffective or invalid or repayable (to the Pledgors or any other person).

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17.	Governing Law

This Agreement shall be governed by and construed in accordance with Romanian law.

18.	Jurisdiction

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by the competent Romanian courts.

19.	Severability

In the event that any of the provisions of this Agreement is or becomes thereafter illegal, invalid or unenforceable under the applicable law, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or prejudiced by it. The Parties shall use their best efforts in order to perform those acts and/or modifications as are necessary to generate the same legal and/or economic result that was intended upon the conclusion of this Agreement.

20.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21.	Final provisions

21.1	This Agreement represents an enforceable title (in Romanian: “titlu executoriu”).

21.2	This Agreement was executed in English language.

21.3	Annexes A and B are incorporated in and form part of this Agreement.

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Smithfield Romania S.R.L.

/s/ Michael D. Flemming

Smithfield International Investments, Inc.

/s/ Michael D. Flemming

Société Générale

/s/ Sebastien Ribatto

Smithfield Procesare S.R.L.

/s/ Michael D. Flemming

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ANNEX A

Certified excerpt issued by the Trade Registry of Timiş

evidencing the due registration of the Shares owned by the Pledgors

Exhibit 4.6

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ANNEX B

Certified excerpt of the register of Shares maintained by the Subsidiary evidencing the ownership of the Pledgors over the Shares

Exhibit 4.6

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ANNEX C

Amendment Agreement

This Amendment Agreement (the “Amendment”) has been executed today [X] [X] [X] in Bucharest, Romania, by and between the following parties:

[the parties]

each hereinafter called the “Party” and collectively the “Parties”,

and

for the purposes of acknowledging and agreeing to comply with the terms of this Amendment,

Smithfield Procesare S.R.L., a company duly incorporated and existing under the laws of Romania, with corporate address in Timişoara, Str. Polonă (Abatorul Freidorf) nr. 4, Judeţul Timiş, registered with Timiş Trade Registry under No. J35/1122/2001, Unique Registration Code 14228239 (the “Subsidiary”),

in furtherance of the provisions of Article 4.4. of the Shares Pledge Agreement dated [date] (the “Pledge Agreement”).

1.	Definitions

When used in this Amendment, unless specifically defined herein, all terms defined in the Pledge Agreement shall have the meanings ascribed to them therein.

2.	Amendment

With effect from the Effective Date as defined in Article 5 below, Appendix A of the Pledge Agreement shall be replaced in its entirety by the excerpt from the relevant Romanian Trade Registry evidencing all of the Shares in the Subsidiary held by the Pledgors (including the Additional Shares which have most recently triggered the execution of this amendment) (the “Substitute Annex A”) set out as Schedule 1 hereto.

With effect from the Effective Date as defined in Article 5 below, Appendix B of the Pledge Agreement shall be replaced in its entirety by the certified copy of the excerpt from the register of shares of the Subsidiary maintained by the Subsidiary evidencing all of the Shares in the Subsidiary held by the Pledgors (including the Additional Shares which have most recently triggered the execution of this Amendment) (the “Substitute Annex B”) set out as Schedule 2 hereto.

3.	Incorporation of Terms

This Amendment shall be governed and construed in accordance with Romanian law and the provisions of the Pledge Agreement shall be deemed to be incorporated in this Amendment mutatis mutandis.

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4.	Pledge Agreement to Remain in Full Force and Effect

Save as expressly amended by this Amendment, the Pledge Agreement shall continue to be in full force and effect, and this Amendment and the Pledge Agreement shall be construed as one instrument.

5.	Effective Date

This Amendment shall become effective on the date on which it stands executed by both of the Parties (such date the “Effective Date”).

6.	Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[signatures]

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Schedule 1

Original excerpt issued by the Trade Registry of [X], evidencing the due registration of the Shares owned by the Pledgors

Execution copy

Schedule 2

Certified excerpt of the register of Shares maintained by the Subsidiary, evidencing the ownership of the Pledgors over the Shares